Exhibit 99.1

Contact:	Bob Kneeley
303-495-1245
bob.kneeley@evhc.net

Envision Healthcare Holdings, Inc. Issues 2016 Outlook,
Expects Adjusted EBITDA of $715 to $740 Million

Greenwood Village, Colo. — January 11, 2016 — Envision Healthcare Holdings, Inc. (Envision) (NYSE: EVHC) issued its financial outlook for 2016.

Envision expects to earn Adjusted EBITDA of $715 million to $740 million, or $1.43 to $1.51 on an Adjusted earnings per share basis during 2016.

Envision’s outlook includes anticipated growth from organic sources, including same-store rate and volume, growth from new contract wins and margin enhancements at its EmCare segment.  Envision’s outlook also incorporates contributions from acquisitions completed during 2015, including the acquisitions of Rural/Metro Corporation and Questcare Medical Services, which were completed in the fourth quarter.  Envision’s outlook for 2016 does not incorporate contributions from incremental acquisitions that may be completed during the year.

Envision expects its 2016 first quarter Adjusted EBITDA to be approximately 20 to 21 percent of its annual outlook, as a result of normal expense seasonality, including higher payroll taxes in the first quarter, particularly for its EmCare segment.

Envision’s management is scheduled to present at the JP Morgan Healthcare conference in San Francisco on Wednesday, January 13, 2016, at 4 p.m. Pacific Time.   A live audio webcast of the presentation will be available on the investor relations section of Envision’s website at investor.evhc.net, and an archived webcast will be available at the same site through February 13, 2016.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc., offers an array of physician-led healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. The organization provides care across a broad patient continuum via American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR provides community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, air ambulance and disaster response. EmCare’s integrated facility-based physician services include emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health’s innovative and comprehensive care coordination solutions result in improved patient care delivery across a number of healthcare settings. Envision Healthcare is headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Safe Harbor Disclosures

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2016 Adjusted EBITDA and Adjusted EPS guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.  Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in our filings with the Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Factors that could cause future results to differ materially from those provided in this press release include, but are not limited to: failure to implement our business strategies, the loss of existing contracts; failure to accurately assess costs under new contracts; our ability to integrate acquisitions; competition in markets we serve; the cost of required capital expenditures; retention of our senior management; our ability to maintain or implement information systems; the impact of labor union representation; failure to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare sector; our ability to service our debt obligations; and other factors discussed in our filings with the Securities and Exchange Commission.

Any forward-looking statements herein are made as of the date of this press release, and we undertake no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties.

Non-GAAP Financial Measures

In this press release, we refer to Adjusted EBITDA and Adjusted EPS.  These are financial measures commonly used by management and investors as performance measures and liquidity indicators that are not calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States of America.  The items excluded from these non-GAAP measures are important in understanding the Company’s financial performance, and should not be considered in isolation of, or as an alternative to, GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures of other companies. Reconciliations for the forward-looking full-year 2016 Adjusted EBITDA and Adjusted EPS projections presented in this press release are not being provided due to the number of variables in the projected full-year 2016 Adjusted EBITDA and Adjusted EPS ranges and thus EVHC does not have sufficient data to accurately estimate the individual adjustments for such reconciliations.  Envision defines Adjusted EBITDA as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, transaction costs related to acquisition activities, related-party management fees, restructuring and other charges, severance and related costs, adjustment to net loss (income) attributable to non-controlling interest due to deferred taxes, and depreciation and amortization expense.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to EVHC’s secondary offerings, amortization expense, equity-based compensation expense, restructuring and other charges and loss on early debt extinguishment, net of an estimated tax benefit.